Exhibit 99.1

LIQUIDITY SERVICES, INC. Q4 2014 EARNINGS CALL TRANSCRIPT

NOVEMBER 20, 2014

Operator: Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2014 Liquidity Services Earnings Conference Call. My name is Lisa, and I’ll be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Ms. Julie Davis, Senior Director of Investor Relations. Please proceed, ma’am.

Julie Davis

Senior Director of Investor Relations

Thank you, Lisa. Hello, and welcome to our fourth quarter and fiscal year 2014 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jim Rallo, our Chief Financial Officer and Treasurer; and Kathy Domino, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, November 20, 2014, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent Annual Report on Form 10 -K. As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results, as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We will also use certain supplemental operating data as a measure of certain components of opera ting performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

William P. Angrick

Chairman & Chief Executive Officer

Thanks, Julie. Good morning and welcome to our Q4 earnings call. I’ll begin this session by reviewing our Q4 performance and then provide an update on key initiatives heading into our new fiscal year. Next I’ll turn it over to Kathy Domino for more details on the quarter, and finally, Jim Rallo will provide our outlook for fiscal first quarter 2015.

Liquidity Services reported Q4 results of $223.9 million of GMV, $9.1 million of adjusted EBITDA and $0.13 of adjusted EPS. Our Q4 results were in line with our guidance expectations led by a rebound in our Energy business, which grew 30% year-over-year and continued solid growth in our state and municipal government business.

Adjusted EBITDA and adjusted EPS were at the low end of our guidance, driven by less favorable property mix within our DoD surplus and selected retail programs. Next I’d like to update you on key business trends and initiatives coming out of

Q4.

First the renewal of our DoD surplus contract secures long-term supply in support of our commercial growth strategy. Phasing in our new DoD surplus contract is a significant undertaking, which requires a change in government IT systems and operational procedures as the new surplus contract is being split between rolling stock and non-rolling stock categories.

There still remain a number of unresolved operational and contractual details related to phasing in the new contract and we’re working together with our agency partner to prioritize and resolve all open issues. We will continue to update shareholders, as we conclude this phase of the process. We would note that our DoD surplus business has seen significant changes in the volume and mix of property we handle, which has reduced sales values and increased our costs and we’re taking actions in response to these fundamental changes, including the workforce realignment we announce on October 1.

Second, as we’ve discussed, the focus of our long-term growth strategy is on our commercial and municipal government business. By delivering better scale, service and results for clients in the global reverse supply chain, we continue to see growing demand from large retailers, municipal agencies, and blue chip manufacturers in multiple regions, asset categories and service lines including sales, valuation and asset management.

To capitalize on our market leadership, we will be relaunching the Liquidity Services brand in the commercial market during the March quarter of next year to communicate a single brand message that explains our superior reach and unmatched expertise. Positioning Liquidity Services as a single global enterprise with a wide range of services relevant to all of the verticals we serve will benefit our sales organization over time.

Trends in our capital assets business have improved and we expect our capital assets business to resume organic growth during fiscal 2015, led by clients in our energy and manufacturing verticals. Gardner Dudley has had a successful transition into his new role as President of our capital assets business. And we are seeing positive results from our new global sales and marketing organization, which is working closely together to cross-sell our full range of services in every region. For example, a number of our corporate clients are now leveraging our cloud-based asset zone enterprise asset management system and logistic services to manage and sell their vehicle fleets.

Our retail supply chain business is facing cross currents. We have a solid new business pipeline and have several new programs as important clients being launched. At the same time, we are seeing declining year-over-year volumes with selected longstanding clients based on reduced retail sales in their core business, which is outside of our control.

In some cases, the mix of property received under selected retail client programs is unpredictable, resulting in margin pressure and actions on our part to improve the terms under which we do business. A key initiative of our retail supply chain business is expanding our reach to international buyers and continuing to grow buyer participation on our liquidation.com B2Bmarketplace. We also continue to expand our returns management and refurbishing services to provide retail supply chain clients with a turnkey solution to manage all of their needs.

Our GovDeals municipal government business recorded solid growth in Q4, which we expect to continue in fiscal year 2015, driven by expansion with existing and new clients in both the U.S. and Canada. The transition to our new President, Roger Gravley, has gone smoothly and Roger’s playing a key support role for our Liquidity One transformation program given his extensive experience with software development and GovDeals’ successful sell - in place model.

Finally, we continue to execute on our Liquidity One transformation initiative. What is Liquidity One and how is this different from prior investments. Fundamentally, Liquidity One is a change management program to develop an integrated global business with a single set of best practices and processes.

Last year, we built cross-site functionality to enable buyers to access offered assets from their home, LSI marketplaces, via cross-site search results and on bartering tools. Having identified all the differences between our marketplaces, we’re now ready to address these differences by defining and deploying a unified technology platform to support all LSI marketplaces, which will, one, maximize return on technology and product development spend and, two, share platform enhancements with all Liquidity Services clients and buyers.

Another difference in our go forward program is that we will not be making incremental integration changes to our existing legacy marketplace operations. Rather we will build the future state platform and then incrementally roll our existing marketplaces on to the new platform.

Finally, we are refreshing our datacenter hardware, traffic management, redundancy and security monitoring systems to support an expanded global community of buyers and sellers. This effort is a major undertaking which will be largely completed over the next two fiscal years with an estimated investment of $14 million, funded in part through our recent realignment actions.

We expect the annual savings from implementing Liquidity One to yield a payback period of approximately 18 months. The more profound value creation impact from this investment will be the new capabilities and unified processes that will enable us to operate more productively, scale faster and offer new capabilities to the market as a single global company. We will continue to provide you updates as we implement individual modules of the Liquidity One program.

Next, I would like to comment on our approach to future guidance. While we are forecasting solid results for the December quarter, fiscal year 2015 will be a transition year for Liquidity Services as we reset our DoD and commercial businesses and fund our Liquidity One transformation program, while also operating our as —is technology platform. Forecasting results for the full year fiscal 2015 is very challenging while we are awaiting the final specifications and timing of the work we will be performing under our new DoD surplus contract.

Additionally, we plan to further allocate management time and resources to accomplish our Liquidity One transformation program, which may resulting reduced productivity and growth during fiscal year 2015 that is difficult to forecast. In light of these factors, we have elected to change our guidance practices and beginning with fiscal year 2015, we will provide shareholders and the investment community with financial guidance on a quarterly basis only.

In closing, we recognized the uneven growth and visibility that accompanies our transition with the new DoD surplus program and our transformation investments during fiscal year 2015. We are confident that we’ve assembled the right team and have the right strategic plan to delight customers and create a more diversified extensible business model that creates continued growth and value for our long-term owners.

Now, let me turn it over to Kathy for more details on Q4 results.

Kathy Domino

Chief Accounting Officer

Thanks, Bill. We finished the fourth quarter of fiscal 2014 at the higher end of our guidance in GMV and at the lower end in adjusted EBITDA and adjusted EPS. We have steady growth in our state and local government business, as we continue to sign new clients, and strong performance in our energy vertical with its best quarter of the year. Decrease in product flows around consumer electronics and softness in the buyer market drove retail volumes lower in our consumer goods marketplaces. We continue to move forward with our Liquidity One transformation plan and make the technological and operational enhancements to our marketplaces that will drive an exceptional user experience.

Next, I will comment on our fourth quarter and full-year results. Total gross merchandise volume or GMV decreased to $223.9 million, down 10.6% for the fourth quarter and to $931.6 million, down 4.3% for the fiscal year. GMV in our GovDeals or state and local government marketplace increased to $44.7 million, up 5.6% for the fourth quarter and to a record $171.4 million, up 11.6% for the fiscal year, as we continue to add new clients, bringing total clients to over 7,000 at the potential 88,000 and thus further penetrating the $3 billion state and local government market. GMV in our DoD scrap marketplace decreased slightly to $16.8 million or 1.3% for the fourth quarter, an increase to $71.3 million or 4.6% for the year, as a result of a slight increase in property flow from the DoD. GMV in our DoD surplus marketplace decreased to $30.1 million or 16.9% for the fourth quarter and to $133 million, down 4.7 % for the fiscal year, as a result of an increasing flow of lower value property from the DoD.

GMV in our commercial marketplaces decreased to $132.4 million or 14.6% for the fourth quarter and to $555.8 million, down 9.2% for the fiscal year as a result of reduced product flows primarily in our transportation, energy and manufacturing verticals. Total revenue decreased to $118.4 million or 8.3% for the fourth quarter and decreased to $495.7 million, down 2% for the fiscal year, primarily due to the decrease in GMV already discussed.

I will now discuss certain fourth quarter and fiscal year 2014 expense line items and will not provide detailed explanation for changes in the fiscal year, when those explanations are similar to the ones previously discussed in my comparison for the fourth quarter.

Technology and operations expenses increased 15.4% to $26.8 million for the fourth quarter, primarily due to increases in staff and personnel expenses, including stock-based compensation and business realignment expenses, outsourced processing labor and temporary wages, and consultant fees associated with our Liquidity One transformation project. As a percentage of revenue, these expenses increased to 22.7 % from 18%. Technology and operations expenses increased 21 % to $108.9 million for the fiscal year. As a percentage of revenue, these expenses increased to 22% from 17.8%.

Sales and marketing expenses increased 12.9% to $11 million for the fourth quarter, primarily due to increases in staff and personnel, including stock-based compensation and business realignment expenses and an increase in marketing activity. As a percentage of revenue, these expenses increased to 9.3% from 7.5%.

Sales and marketing expenses increased 4.4% to $41.9 million for the fiscal year. As a percentage of revenue, these expenses increased to 8.4% from 7.9%. These increases are primarily due to an increase in marketing activities and business realignment expenses.

General and administrative expenses decreased 1.2% to $12.9 million for the fourth quarter, due to a decrease in performance-based compensation. As a percentage of revenue, general and administrative expenses increased to 10.9% from 10.1% as a result of the decrease in fourth quarter revenue already discussed. General and administrative expenses increased 1 % to $49.4 million for the year. As a percentage of revenue, these expenses increased to 10% from 9.8%. These increases are primarily due to expenses related to business realignment cost.

Adjusted EBITDA decreased 63.6% for the fourth quarter to $9.1 million. Adjusted EBITDA margin as a percentage of GMV decreased to 4% from 9.9%, driven by a change in product mix in our DoD surplus vertical, increased inventory levels in our consumer goods vertical, resulting in increased storage and handling costs and lower margin of sales in our commercial capital assets vertical.

Adjusted EBITDA decreased 39.8% for the fiscal year to $63 million. Adjusted EBITDA margin as a percentage of GMV decreased to 6.8% from 10.7%. Adjusted net income decreased 70.4% to $4 million for the fourth quarter and decreased 43.2% to $32.4 million for the fiscal year.

Adjusted diluted earnings per share decreased 68.3% to $0.13 for the fourth quarter based on approximately 29.7 million diluted weighted average shares outstanding. Adjusted diluted earnings per share decreased 41.1% to $1.03 for the fiscal year based on approximately 31.4 million diluted weighted average shares outstanding. During the fourth quarter and fiscal year 2014, LSI generated$6.8 million and $11.9 million of operating cash flow, a decrease of 77.4% and a decrease of 74.6% respectively year -over-year.

We continue to have a strong balance sheet. At September 30, 2014, we had a cash balance of $62.6 million after spending $44.9 million in stock repurchases during the year. Current assets of $184.7 million, total assets of $431.7 million, and $77.9 million in working capital. We continue to be debt -free. Capital expenditures during the quarter were $1 million and $7.5 million for the fiscal year. Our budget for capital expenditures for the fiscal year was $7 million to $8 million.

I will now turn it over to Jim for the outlook on the next quarter.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Thanks, Kathy. It is difficult for us to forecast the sales and margins of our business in fiscal 2015, while we’re awaiting the final specifications and timing of the work we’ll be performing under the new DoD surplus contract. In addition, our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values and increased costs. Global economic conditions have improved. However, our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns. Our retail supply chain business has seen significant changes in consumer spending habits, which have been affected by continued weakness in the consumer goods vertical, as a result of increases in pay roll taxes and continued high unemployment resulting in decreased spending and decreased pricing in the secondary market.

In some cases, the mix of property received under selected retail client programs is unpredictable resulting in margin pressure and actions on our part to improve the terms under which we do business. Lastly, we plan to further allocate management time and resources to accomplish our Liquidity One transformation program, which may result in reduced productivity and growth during fiscal year 2015 that is difficult to forecast.

In light of these factors, we’ve elected to change our guidance practices. Beginning with fiscal year 2015, we will provide shareholders and the investment community with GMV, adjusted EBITDA, and adjusted diluted EPS guidance on a quarterly basis only. We expect GMV for the fiscal quarter — first fiscal quarter of 2015 to range from $200 million to $225 million, we expect adjusted EBITDA for the first fiscal quarter of 2015 to range from $10 million to $13 million. The first fiscal quarter of 2015, we estimate adjusted earnings per diluted share to range from $0.16 to $0.22. This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 29.8 million and that we will not repurchase shares with approximately $5.1 million yet to be expended under the share repurchase program.

Our guidance [inaudible] (22:14) EBITDA and diluted EPS for, one, acquisition costs including transaction costs and changes in earn-out estimates; two, amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and, three, for stock-based compensation costs which we estimate to be approximately $3.5 million to $4 million per quarter for fiscal year 2015. These stock-based compensation costs are consistent with fiscal year 2014.

We will now answer any questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from the line of Jason Helfstein with Oppenheimer. Please proceed.

Jason S. Helfstein

Oppenheimer & Co., Inc. (Broker)

Thanks. I’ve got several questions. The first, just to clarify what you guys are saying, so on commercial, are you guys basically saying that you’re effectively seeing macro weakness, so it’s just lowered end demand by the consumer, which when it trickles through, and part of that has to do with the mix of the products you’re selling, so just looking for clarity on that comment.

Second, obviously you’re going through significant realignment. When you come out of that, do you think this business can return back to 8%, 9% GMV margin, after you’re done with the realignment, call it in 2016 and beyond?

Then the next question we’re seeing heightened inventory levels, can you just talk about the dynamics behind that? And is there risk of an inventory write-off and, do you want to talk about where those higher inventories are coming from? And then lastly, just a housekeeping, can you give us the breakdown of where the — of the business realignment expense and how you’re allocating that between G&A and sales and marketing? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Thanks, Jason. I think most of these, I can take. So when you look at the retail part of our business, we’ve had a very volatile years, we discussed on prior calls. What we mean by that, we had two quarters this year where we had more than 20% growth and then we had two quarters this quarter, where we were actually down year-over-year. Now for the year, we were up in the retail segment. So we did get some growth, that growth was single digit, it was obviously not acceptable to us, we expect more growth in that business.

In that vertical right now, what we’re seeing is a lot of volatility within our clients, so let me be specific. We have client programs that we’ve been managing for years, and the volumes in those programs have been coming down in some cases. In some cases, they’ll be high for a month or two, and then down for a few more months, and then swap back. And so, again, these are programs, where we’ve got all of the product flow with the client regarding those specific programs. So it’s not — the product hasn’t been going to other people, it’s simply that the business of some of our clients has been more volatile than you would expect. And a couple of these programs are fairly large.

I think when you look at retail in general right now, what you’ve seen is the retail recovery has not really occurred of what I would say is the lower end of the market, which for the most part is where we’re focused on. Specifically, the higher end of the retail market, as we’ve all seen, has recovered, your Nordstroms, your Saks, places like that. Our clients have seen either their businesses declining or flat for the most part in the space that we’re working in. So, our job obviously is to get more clients and to further penetrate our existing clients, which we are working on, hence the growth that we have had this year. So, I think we don’t see a large change in that occurring next year, and thus we’re expecting again to see some volatility within our client programs and just the retail sector in general.

I think your next question is on the realign — after we come through the realignment in 2016, what do we expect margins to look like. At this point in time, Jason, there are just too many balls up in the air right now with several of our large programs, I think obviously the DoD being the most specific one we can talk about publicly, that it’s difficult for us to address right now what long-term margins are going to look like. I would certainly not expect them to be double digit by any means, Whether or not we’re back up in the high -single digits, I think we’d probably have a better update on that over the next 16 months to 18 months, once we get a few of these things behind us.

On the inventory levels, so the inventory levels right now are really high in two areas of our business. So, one is the Department of Defense. We have been, obviously, quite open about the buildup of inventory under the DoD surplus contract, we are receiving a tremendous amount of lower value product.

I want to be clear that that product is very profitable for us or I mean the margins are not as great as everything else. But from a GAAP accounting standpoint, the gross profit on that is very nice and such that there is no risk of an inventory write-down with our DoD product. That being said, we’re incurring additional storage costs, additional man hours to manage that product and it will take us a fair amount of time to sell through that product, even as the contract winds down here over the next six months. So, we will have that product for potentially as long as another year as we’re moving through it.

And again, it’s somewhat unpredictable, Jason, because our client, the Department of Defense, has not told us exactly how much more product in these categories they’re going to send to us. So we will certainly update you in early February on our next call on that.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

And let me take this last question relative to the Liquidity One budgeted spend of $14 million. A first point to make is that, that’s not a linear spend over the two years. We would have a phased approach to requirements, development, designing, the better processes we apply across the entire business, building the new LSI marketplace platform focused on buyer input, seller input, voice of customer input to make it easier for buyers and sellers to access our services and transact in our platform. And then ultimately deploying that, that will happen in phases. And so part of the forecasting exercise is such that there is going to be some lumpy episodic spend as you move through each gate of that process.

So, if we were to, broadly estimate the buckets, I’d say half of that spend is in software engineering project management, roughly 30% of that spend in infrastructure enhancements, hardware, security monitoring, really extending our platform to be multi-currency global with the right provisioning for buyers accessing the platform outside the United States and then the remaining 20% other soft costs. I mentioned that we plan to launch our new seller facing brand to improve awareness in our target markets in calendar year 2015.

All of these things overlapping have profound impacts on our business and relative to forecasting the long-term destination, I think as we move through the year, we’re going to be able to better define, what that destination is, Jason. We want to, certainly, better understand the uptake of new services, fee-based services, such as return to vendor, accessing our platform for asset management services, valuation services. These are services that are fee - based, non-GMV driven, so that affects your margin.

We need to ratify how the pro-forma business cost structure will change as we move from legacy IT platforms to a single integrated platform. Certainly, we’ll have a better handle of the mix of property we’re processing and selling under our new DoD surplus contract as that rolls out and there are a lots of open questions on, physically, which locations do we need to staff under that contract. And that is going to be informed by what the government decides not what we model in our own business. So those are the issues that we will resolve as we move through the year and we’ll likely have, I think, much more visibility or clarity around that future destination as we move through the year. So we just ask that folks understand that, be patient with us and we will certainly continue to keep an open communication channel with our shareholders.

William P. Angrick

Chairman & Chief Executive Officer

And then, Jason, I believe your last question was specifically on the breakdown of the realignment costs $1.2 million, that was roughly I would say, about 40% of that was in the retail supply chain part of our business, the rest was in the capital assets side of our business mostly on the associated with the DoD efficiency gains that we’re looking to together with the new contract structure.

Jason S. Helfstein

Oppenheimer & Co., Inc. (Broker)

Thank you.

Operator: And your next question comes from the line of Shawn Milne with Janney Capital Markets. Please proceed.

Shawn C. Milne

Janney Montgomery Scott LLC

Thanks. Good morning. Just a quick, Jim, quick housekeeping on the following-up on Jason’s question. On the $14 million in spend in the next couple of years, so, I think, Bill was saying 30% in infrastructure, is that 30% CapEx or is the $14 million all falling from the P&L?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

So, there’ll be some component of that is CapEx, Shawn. As you know historically, we only capitalize hardware and complete new products, any enhancements that we make through existing products, which we build into our transformation program, will be run through the P&L. At this point, I can’t give you an exact amount. If I had to ballpark that I would say that, at least 60% of that would be CapEx and is already estimated in our CapEx budget for the next two years, which we’d expect to be somewhere between you $8 million to $9 million per year, that’s up about a $1 million from where we are this year. So, we’re not expecting a huge jump in CapEx over the next two years.

Shawn C. Milne

Janney Montgomery Scott LLC

Okay. And then, I’m just trying to reconcile that with, you did $9.1 million in the quarter in EBITDA, but then you’re guiding next quarter up in EBITDA on, it looks like may be flat to down GMV. But you’re talking about higher spending, so what am I missing as we go into the first quarter, is it really the realignment cost savings and I guess, if you I know you’re not giving guidance beyond Q1, but is that the new sort of run rate or then do the Liquidity One spending start to kick in more as we go through fiscal 2015?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Right. So I mean, a couple of good points in there, Shawn. I think one, we are seeing the benefits of the realignment costs in this quarter and also going forward. So a lot of those savings are being re -funneled back into investments in the business as part of our Liquidity One transformation.

So there is — what I would say is some margin improvement if you would, not as much as you would expect and we expect to get full improvement for that, obviously, going into fiscal 2016 or fiscal 2017 actually. When you look at how we expect the rest of the year, I do not — I would not annualize the forecast for next quarter and assume that’s going to be the full year, again there are a significant number of variables that we’re still working on around the business that we’re really not — that we don’t have the information on nor we’re prepared to give guidance on. And so at this point in time, Shawn I can’t really sort of give you any kind of clear data points on where we would expect to be the rest of the year. I do think that the margins on the business are improving on the business that we have other than again the DoD, so let me be clear on that. But we’re not in a position to forecast out the rest of the year at this time, so I’ll have to update you on the next quarter.

Shawn C. Milne

Janney Montgomery Scott LLC

Okay. And then lastly, just on retail, I mean you’ve been looking more closely at the business obviously, you knew the numbers for years, but talking more with clients, this has always been the overarching messages then online growth is good for Liquidity Services, we should get higher returns, but we continue to hear about lumpiness. And obviously, I can assume who the lower end partners maybe seeing some volatility in a large partner that make sense, but as you talk to some of these clients day-to-day, what is really that the resistance of getting more programs that have more sustainable inventory levels or more consistency versus sort of the old liquidation model of backing up the truck and buying whatever you can at the end of the quarter. I’m just trying to understand, that’s always been this governor on that business and I’m curious what’s you’re hearing real-time from clients? Thanks.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

So, I mean, I think, couple of things. Shawn, when you look at and I know you’re familiar with a lot of our clients. When you look at a lot of our clients, unfortunately they themselves are not really seeing a lot of growth. I would say there is one glaring exception to that and you can imagine who that is and we are growing significantly with that client. The rest of our clients, we are obviously trying to further penetrate them and take more programs and that is happening. So we are seeing a further penetration of our clients. Some of our clients still where we have almost all of their products and we’ve seen a decline in that product. We need to backfill that with new clients and further penetrating existing client.

So in fact, if I looked at client-by-client basis, what we’ve really got going on in the business right now, Shawn, is very strong growth with 10 or so clients and then we’ve got a decline in another five or six clients. And so that growth is muted. So you’ve seen sort of a transition in the business or the mix a little bit. And I think one of your counterparts noted the growth of liquidation.com recently, where you’ve seen a lot of the newer programs we’re bringing online for our clients is moving through liquidation.com platform at a very nice clip. And we would expect to grow that significantly over the next year.

William P. Angrick

Chairman & Chief Executive Officer

There is another phenomenon that you would see in certain verticals where a smaller players willing to “buy” the business to try to take a run at a product category or a specific location and our attitude has always been we want comprehensive large scale relationships that are sustainable, mutually successful and we have taken an attitude over the last, I would say, 12 months to 18 months as we are not interested in “buying” the business to just push

GMV levels up. We’re really focused on thoughtful underwriting of programs, investing in these for the long -term. We, as an example, took up about eight months to discuss the new program up in Canada with a major Fortune 500 retailer. We’ve been very disciplined about piloting it, setting up terms that are aligned and we’re now in lift off and ramping that up in Canada. And it’s going to be one that we would have a multiyear runway for growth. But we’re not chasing GMV for GMV’s sake. I think that’s important to understand. That just goes to our philosophy of, got to have profitable growth and return on effort, investment in each of these areas, that’s not always the case. I do think the industry is consolidating, comparing the landscape today versus two years ago. Just there’s very few players that can do national significant sized programs for clients.

Few people have invested in the logistic support, the refurbishing, the handling, the reporting, the account management or have the balance sheet strength to give a client comfort that they’ll be able to have uninterrupted service over time. It’s not unusual for you to see sole proprietors literally go out of business after a couple of quarters of trying something that was just not well thought out. So that’s some of the context for the industry operator in the retail supply-chain.

On the capital asset side, capital assets is largely a consignment model, sell-in place model, looking at converting in-house sales to the use of a managed service in a global solution, and that requires global footprint, the full range of services to track assets internally for our clients, that’s where our AssetZone software tool comes in, that’s been very well received. We continue to make enhancements to that AssetZone platform, that really creates a lot more integration with our marketplace, as we allow clients to catalog their assets globally — in their software platform that feeds into our marketplace. So, I think the global manufacturers in particular are interested in our service, they’re interested in compliance management. They’re interested in sustainability reporting, what can they redeploy and not achieve cost savings and not by new, and then when we execute sales they’re interested in knowing who the buyers are.

We do a number of buyer facing compliance checks, which is highly valued in the client business to protect their interest, to provide a buffer for any global rules on how transactions are handled, third -party checks. We do a lot of export control checks and reviews. So that’s very well received in the global capital assets business. We talked about our seller branding program. Our legacy marketplaces have represented themselves. They’re typically under their legacy marketplace brand over time and, so — a company may use multiple marketplaces within our business and not realize it’s the same company providing all of those services, that will change as we rollout a global aligned brand and we’ll get the benefit of top of mind awareness as a single enterprise providing new services an d we want to continue to reinforce that message through our marketing collateral, we will re -launch our corporate website brochures, case studies. And of course, the training, education of our sales organization calling on these clients.

Shawn C. Milne

Janney Montgomery Scott LLC

Thank you very much.

Operator: And your next question comes from the line of Dan Kurnos with Benchmark. Please proceed.

Dan L. Kurnos

The Benchmark Co. LLC

Hey, good morning. Thanks for taking my questions. So, three from me please. Just on the digging a little bit more into the retail aspect here in the programs and thinking about trying to maybe renegotiate terms with some of your partners there. Are there any thoughts of possibly going through some intentional program churn, kind of the way that we saw with GoIndustry, if some of those segments are not becoming profitable? And is there a way to get may be to dictate inventory a bit better, just given that product mix has been a headwinds for you guys in the past, is there a way for you to get maybe more modernized product mix?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Sure, Dan. So I think, I’m not sure I understand what do you mean by more modernized product mix, I mean if you’re talking about like consumer electronics, a large portion of our business is consumer electronics today. That is what I would say is probably the hardest hit vertical, that we’re dealing in. I mean our general merchandise, our home goods and apparel verticals continued to be fairly consistent.

That being said, today a large part of our inventory is on the general merchandise side of our business as we have had a significant growth in those programs from some existing clients. So when you look at the inventory balance today, a lot of that is general merchandise that general merchandise is lower margin business for us than again say apparel or consumer electronics or other verticals. So, did I understand the question properly?

William P. Angrick

Chairman & Chief Executive Officer

Let me also add. When you’re in the technology industry, there are winners and losers, right? And so certain clients have focus on certain product categories and their core business has to withstand the shocks and peaks and valleys of a very disruptive landscape for consumer electronics devices, home theater systems, gaming systems, mobile smartphone devices. So, we’re very well positioned to serve those manufacturers but those manufacturers will over time have successes and resets of their own product categories and that’s what affects the volume in our business, many of those client programs are revenue sharing consignment programs. So, we’re driving great service excellence for them. They’re mutually beneficial programs but the disruptive landscape of consumer electronics means the people will go through the S curve of their own product introductions and that ripples through the secondary marketplace.

Dan L. Kurnos

The Benchmark Co. LLC

Yeah. That’s kind of more where I was going, Bill, just in terms of, I don’t want to put it, I’m not saying that I want to put it this way but you know maybe being leveraged more to the losers in the consumer electronic market and trying to penetrate some of the more popular platforms. Is there a thought to potentially, intentionally churning some of those programs as you switch or you just keep the mutually beneficial relationship and just add from there as long as the relationships remain profitable?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Sure. Yeah, I mean, Dan, good question. But we’re certainly not going to walk away from long term relationships. That’s part of our commitment and partnership that we created with our clients over the years. I think when you look at consumer electronics, as Bill indicated, we do get a fair amount from manufacturers, we also get a fair amount from retailers. What I would say right now is when you look at the electronics market — by the way, we don’t do a lot in phones. So, I think for those who know our business, understand the phone market in the U.S. is a little unique given the fact that its highly subsidized obviously by the carriers, so the secondary market in phones in the U.S. is not as, what I would say, developed as it actually is in the rest of the world. But when you start looking at tablets and laptops, game systems, all that, obviously we play a lot in that area. Game systems have been stronger for us this year with the release of the version four for many of the platforms.

Notebooks or laptops have been, frankly, nascent and you’ve seen that because you’ve seen a change in consumer habits moving to tablets. That being said, the tablet market has been fairly saturated. I mean, I think, again, Apple being a prime example of that has seen a significant decrease in iPad sales. Not that that — obviously, that product is extremely successful but when you look at the velocity of that product, it has slowed down dramatically, Dan.

So, I think that’s where we are in the cycle right now, as Bill indicated. That being said, we’re continuing to work with both our retailers and our manufacturers in all those categories. You’re just seeing product flows decrease either from the market or specific variables related to the manufacturers themselves.

William P. Angrick

Chairman & Chief Executive Officer

One of the things we’d also like to add to that is we understand there is this network effect of manufacturers and retailers trying to reconcile who’s responsible for returns allowances over time. And depending upon the individual retailers, different balances of power and who’s responsible for returns. One of the things we invested in in 2015 was the capability to help partners track and manage a returned product which goes through the return to vendor reconciliation process and that leverages a lot of our key strengths which is logistic support. We have a national distribution center over 2 million square feet. So, all this product leaving retail, if it goes back to vendor, it has to be physically transported, manifested and then it may go back to a manufacturer for a credit or we may be able to inform them using our data that it would be better off for you to liquidate that item and obviate additional handling and transportation costs and just convert it into cash and recover that working capital.

And so, we are continuing to invest in the return to vendor service offering to allow clients to both leverage our online liquidation platform as well as our logistics platform and the data analytics that we continue to work on providing through our investment activities. And that’s another way that we can play, if you will, with all of the players in the electronics industry whether they’re being the winner or loser, they all have this complex process to manage all of the flow of returns, some of which they don’t want on the secondary marketplace, but still you have to do some record-keeping financial reconciliation for that. We look to expand our platform in that area over the next two fiscal years.

Dan L. Kurnos

The Benchmark Co. LLC

Got it. That’s really helpful. Just to ask the two other follow-ups, I guess, since you brought it up here. Do you think that the secondary market is shrinking in general? I mean we’ve seen eBay have a lot of company specific problems, but it doesn’t really explain away the slowing marketplace’s growth and that the highly promotional environment along with technological advancement is lowering pricing cost of new items.

And secondarily to that, you talked about further allocating your time and resources to accomplish this transition to Liquidity One. Is the thinking there to do not go after new business maybe as aggressively until we have a new platform? Is it more of a manpower issue? What would be sort of driving stopping you from or impairing growth there? Thanks.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

So, on the secondary market area, Dan, I think it’s — the secondary market itself is not — I wouldn’t say shrinking. I think what you’ve got as a change in mix in the secondary market, as I talked about earlier. So, you also have what I would say is some demand issues in the secondary market. I mean when we look at the secondary market, we’re a global player. So globally, we don’t really see a change in that.

As Bill indicated in his remarks, we’re highly focused on growing our buyers internationally and been very successful with that this year. I will say in the U.S., we’ve seen a slowdown in the — what I would say is larger buyer base network within the U.S.

And that’s why it’s very important in our space to have really the multi-channel approach, which we do. As you know Dan, we sell a lot of our product on liqudidation.com. We’re the only player that’s got that, what I would call, pallet level buyer marketplace. We also move a lot of truckloads, both on that marketplace and on our liquidation direct site.

So, we’ve got the larger buyer base that I discussed earlier. And then we move a tremendous amount of pro duct B2C for our clients when it’s customer A grade. And that multi-channel approach is what is creating the winning strategy for our clients and also really our growth for the future.

I think what I have seen, though, is I have seen competitors in our space that really only have a single channel whether it’s just B2C or whether it’s full truckload, they’re struggling. And so there’s really a dynamic or a change going on in the secondary market right now on the demand side and the only way to be successful right now again is to focus on that multichannel strategy.

As far as resources for our transition plan, let me make just a couple of overall comments and I’ll turn it back to Bill. Obviously senior management is heavily involved in that. We have created teams in each functional area of the business in each operational area of the transition and so that cross -matrix team is working together and that’s taking time from their day -to-day. We understand that, but we’re taking the best and brightest at Liquidity Services.  We’re having them drive this program with the oversight of senior management and that does have some manpower cost.

That being said, it’s allowing for people underneath them to step-up. And so we are certainly not shying away from new programs over the next year. We would expect to grow the business albeit with new programs and further penetrating existing clients. Whether that growth on an aggregate basis comes out because as you know we’ve got a slowdown in the Department of Defense business, a loss of the rolling stock. We’ll see as we rollout through this year and give you further updates, but we are a growth company. We are going through a slower period right now, but again we are focused on growing with existing and new clients.

William P. Angrick

Chairman & Chief Executive Officer

And I would say, if you were just to think of the framework of what to expect that 2015 growth would be expected to be slower than the market as we find the product development activities and also maintain our as-is business. I think as we move to fiscal 2016, as we make progress on this transition to the new go -to-market strategy, we will see growth move more in line with market growth and then I think 2017 unencumbered with this one foot in the legacy systems practice and foot in building the new. I think unencumbered from that we would expect to have growth at or better than market growth and we have company productivity focused almost exclusively on growing the business leveraging the benefits of what we’ve developed, so that’s the way we think about it.

Dan L. Kurnos

The Benchmark Co. LLC

Got it. Great. That’s really helpful. Thanks for all the color guys.

Operator: And your next question comes from the line of Rohit Kulkarni with RBC Capital Markets. Please proceed.

Rohit R. Kulkarni

RBC Capital Markets LLC

Great. Thank you, guys. Lot of expected questions, but two quick September quarter trend questions. Your registered buyers increased both sequentially as well as year -on-year. Auction participants decreased more sequentially and year-on-year. Why is that, can you help us reconcile that? And on the gross margin, I agree that you’re investing a lot in the business, but as the business mix shifts and the gross margin is somewhat a structural thing in the business. If I look at just the September gross margin trend sequentially, does that fully capture how we think of — how we should think about gross margin going forward. If you cannot answer that just maybe call out what are the puts and takes in the gross margin from June quarter to September quarter. I know we’re at the end of the call, but just two quick questions.

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

Sure. I would think, one thing on the buyer, Rohit, so we have seen a, what I would say is a steady increase in buyers throughout the year on a macro level. We’ve seen higher growth in certain areas like I mentioned earlier our international buyer base is probably growing more quickly than domestic. But we would expect to continue invest in sales and marketing and would expect to see decent growth in that fire base, as we have historically going forward into next year. Auction participants as you know is somewhat a variable or an output, I guess based on different variables, one of which is completed transactions.

So, when you look at completed transactions up slightly, you look at auction participants up slightly for the fiscal year, that’s — a lot of that is driving, there’s more auctions for people to bid in, as you know we count an auction participant as somebody that bids in an auction one -time. So, if we have people that are bidding in multiple auctions, if there is more of them, then they will get counted one -time in each of those auctions.

In the fourth quarter, we had a 2% decrease in auction participants, frankly that’s somewhat negligible. So, I wouldn’t have any concern over that. In general, we’re still running about four and a half on an aggregate basis, four and a half folks per auction bidding in every single auction, which is quite healthy. As you know, our goal is certainly to be over three and a half and you really don’t want to get much over five because what happens, Rohit, is those buyers if they’re not wining enough auctions, they will go elsewhere to find their product. So our job is to manage the marketplaces we have to continue to move supply into the marketplace to meet the demand, but obviously not overload the marketplace, where your auction participation drops so low, that we’re not getting the return for our buyers. I feel like the team has done a great job actually of managing that this year, as we’ve moved to get more products through the liquidation.com marketplace.

On the — let’s say I think that’s your two questions right, buyers and auction participants, so do you have another one, Rohit?

Rohit R. Kulkarni

RBC Capital Markets LLC

Yeah. The gross margin sequential, any more color on whether it has the full effect of the mix in the business going forward?

James M. Rallo

President, Retail Supply Chain Group, CFO and Treasurer

So yeah, sorry I didn’t hear the third question, Rohit, I apologize. So on the gross margin, so again as Bill indicated earlier, we’ve seen an improvement in gross margin as we have focused on programs that had fully higher margins. That being said, a lot of that is driven by mix shift, Rohit. So in aggregate, let me explain what’s going on, right.

We’ve got the rolling stock is being lost, obviously, with the new CV 4 or surplus four contract. The rolling stock, obviously is higher margin business, we’ve talked about that for years. We’re getting an influx of — still good margin but lower value or lower margin product from the DoD. So that’s going to put some pressure on that margin moving forward.

We also have a fair amount of general merchandise in our inventory. You heard my comment earlier, I think it was Dan — I mean Dan and Jason has talked about the inventory level. So that as we’ve pulled down that general merchandise into the market, that is slowly lower margin as well than our traditional consumer electronics or apparel or household effects or home goods, so I do see the possibility of some margin pressure on the gross profit line, as we move throughout the year.

Rohit R. Kulkarni

RBC Capital Markets LLC

Okay. Thanks a lot, guy s. Good luck with next year.

Operator: And your next question comes from the line of Jason Mitchell with Bank of America. Please proceed.

Jason S. Mitchell

Bank of America Merrill Lynch

Hi, this is Jason here from Nat Schindler. I was just wondering if you guys could just kind of remind us for modeling purposes the timing of the DoD contract transition as far as when the new pricing will take effect and when you expect the rolling stock transition to switch to new provider. Does your guidance this quarter assume that you’re still having a 100% of the rolling stock that you are able to sell or is there some transitional amount? And also you mentioned that you kind of need to retool some of your IT systems for the rolling stock servicing. Is this just kind of incremental enhancement or it is more involved upgrade? Thanks.

William P. Angrick

Chairman & Chief Executive Officer

Sure. The first question on timing that is one of the inherent uncertainties of w here we’re with the rollout of the contract. The rollout of contract timing has not been solidified. There is contingency of extensions to — one-month extensions that the DoD has at their discretion to bump that out, but absent any extensions, we would normally be looking at a January timeframe to phase in the new contract. The IT and operational requirements, phasing the contract largely resides with the government, because it’s the government that issues the delivery orders for property and has to make the systems changes to segregate property in the two new contracts. There are other integrations — requirements such as the integration of our business into the Federal Asset Sales portal GovSales.gov which is both requiring work on our side as well as the federal government side. Those are just a few examples, there are longer list of detail.

So as we get visibility on that, we can come back and give you more clarity on the timing of the rollout. The rolling stock transition is underway, there’s testing and piloting going on with the government and the new vendor under the rolling stock.

So there’s rolling stock that is no longer in our flow. We do have some rolling stock but that the flow is then turned on in anticipation of the standup of the new rolling stock contract with the other vendor.

Jason S. Mitchell

Bank of America Merrill Lynch

Okay. Great. Thanks, guy s.

Operator: I will now like to turn the presentation over to Ms. Julie Davis for closing remarks.

Julie Davis

Senior Director of Investor Relations

Thank you. These are time for today’s call. We will be available to take additional follow-up questions. Thank you for your participation and have a good day.

Operator: Ladies and gentlemen that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.